UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 20, 2008

Angeion Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

(651) 484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                        ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                        ☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                        ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                        ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Amendment of 2007 Stock Incentive Plan

                At its Annual Meeting of Shareholders on May 20, 2008, the shareholders of Angeion approved an amendment to the Angeion Corporation 2007 Stock Incentive Program (the “2007 Plan”), which provides stock incentive awards in the form of options (incentive and non-qualified), stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, and other awards in stock and cash.  The amendment authorizes the issuance of an additional 300,000 shares under the 2007 Plan, increasing the total shares authorized under the 2007 Plan to 550,000.

Adoption of 2008 Bonus Plan

                On May 20, 2008, the Board of Directors approved the Angeion Corporation 2008 Management Incentive Bonus Plan (the “2008 Bonus Plan”).

                The 2008 Bonus Plan provides for the payment of cash compensation to eligible employees, including the Company’s executive officers, upon achievement of predetermined objectives.  Payouts under the 2008 Bonus Plan will be based on achievement of two separate measurements:

(i) Pre-tax income before equity-based compensation (that is net pre-tax income prior to any FAS 123R expense incurred for equity grants) (50% weighting); and

(ii) Total Angeion revenue (50% weighting).

                There is a threshold, a target and a maximum for each of the two measurements under the 2008 Bonus Plan.

                Approximately 25 employees are eligible to participate in the 2008 Bonus Plan.  If maximum is achieved in each area, the total Company bonus payout will be approximately $1,154,000.  If maximum is achieved in each area, Mr. Young would receive a bonus of 100% of his base salary of $314,600 and Mr. Kullback would receive a bonus of 50% of his base salary or $58,333 which is pro-rated for his seven months of service in fiscal 2008.  If threshold is attained in each area, Mr. Young would receive a payment of 22.5% of his base salary or $70,785, and Mr. Kullback would receive a payment of approximately 12.5% of his base salary or $20,417 pro-rated.

                The 2008 Bonus Plan also provides that if the Company achieves threshold for revenue, but not for pre-tax income before equity-based compensation, then payments will be made with respect to the achievement of revenue goals at half the levels that they otherwise would have been paid.  The Board of Directors believe this was important to encourage the Company’s employees to focus on both revenue growth as well as pretax income, but to still provide a bonus potential for employees if they were able to achieve the revenue but not the pre-tax income before equity- based compensation income goals.  Any payment to Mr. Young, however, for achievement of revenue-related amounts will only be made if the Company also achieves the pretax income before equity-based compensation threshold.

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensation of Chief Executive Officer

                On May 20, 2008, the Board of Directors, upon the recommendation of the Compensation Committee, increased the base salary of the CEO Rodney A. Young to $314,600, effective retroactive to November 1, 2007, the beginning of the fiscal year.

Compensation of Non-Employee Directors

                On May 20, 2008, each of the six non-employee directors of the Company, Arnold A. Angeloni, John R. Baudhuin, K. James Ehlen, M.D., John C. Penn, Philip I. Smith, and Paula J. Skjefte was granted a seven-year stock option for 10,000 shares at a price of $5.66 per share.  These options vest one-third on each of May 20, 2009, May 20, 2010, and May 20, 2011.  In addition, Paula J. Skjefte was granted an additional seven-year option for 10,000 shares at an identical price of $5.66 on the same vesting schedule.  The additional 10,000 share option was not granted at the time Ms. Skjefte joined the Board of Directors on February 1, 2008, because the Company had limited shares under the 2007 Plan at that time.

                The Board of Directors also adopted the following recommendations of the Compensation Committee:

•                  Board annual retainers will increase to $16,000 per year.  Board meeting fees will increase to $1,500 per board meeting and $1,000 per committee meeting if the committee meeting is held on a day other than the board meeting.  These increases become effective with the third quarter beginning May 1, 2008.

•                  The annual retainer for the Board Chair will continue to be $10,000 per year while the Chairs of the Audit, Compensation and Strategy Committees will each receive an annual retainer of $7,000 per year.

Compensation of Chief Financial Officer

                On May 20, 2008, the Board of Directors also granted seven-year options to purchase an additional 30,000 shares at a price of $5.66 per share to William J. Kullback, the Company’s Chief Financial Officer.  These options vest one-third on each of May 20, 2009, May 20, 2010, and May 20, 2011.  The options had not been granted to Mr. Kullback when he commenced employment on March 17, 2008 because there were not sufficient shares available under the Company’s 2007 Plan.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: May 20, 2008	By	/s/ William J. Kullback
William J. Kullback
Chief Financial Officer